Exhibit 99.1
Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 6, 2023	Jon Poldan Vice President, Treasurer & Investor Relations 314-985-2349 Jonathan.Poldan@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2023 First Quarter Results

•Operating cash flow of $161.0 million and Free cash flow of nearly 20% of Net Sales driven by strong operating results and Project Momentum initiatives.1

•Debt pay down of over $50 million in the first quarter and over $50 million subsequent to quarter-end.

•Reaffirms fiscal year outlook for Net sales, Adjusted earnings per share and Adjusted EBITDA.1

St. Louis —February 6, 2023—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter ended December 31, 2022.

“During the critical holiday season, we continued to deliver strong operating results while advancing our Project Momentum initiatives,” said Mark LaVigne, Chief Executive Officer. “Our focused efforts behind restoring gross margins and reducing working capital drove free cash flow of nearly 20% of net sales, enabling us to pay down over $100 million in debt in the first four months of the fiscal year. Our categories remain strong and we believe our brands continue to be chosen by consumers, which is particularly important in today’s evolving macroeconomic environment. We continue to execute on our strategic priorities, and are confident in our ability to deliver on our current year plans as well as our long-term objectives.”

Top-Line Performance

For the quarter, we had Net sales of $765.1 million compared to $846.3 million in the prior year period.

	First Quarter	% Chg
Net sales - FY'22	$846.3
Organic	(45.6)	(5.4)%
Change in Argentina	1.3	0.2%
Change in Russia	(7.5)	(0.9)%
Impact of currency	(29.4)	(3.5)%
Net sales - FY'23	$765.1	(9.6)%
•Organic Net sales declined 5.4% primarily due to the following items:

•Approximately 13.5% of the organic decline was due to lower volumes driven by the timing of holiday orders in the battery business, and category declines from higher retail pricing and retailer inventory management across both battery and auto care; and
•As part of our focus on gross margin restoration, the Company exited some lower margin profile battery customers and products resulting in approximately 1.5% decline to organic sales.

•Partially offsetting these declines was the continued benefit of global pricing actions in both the battery and auto care businesses which contributed approximately 9.5% to organic sales.
__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

Gross Margin

Gross margin percentage on a reported basis was 39.0% versus 36.8% in the prior year. Excluding the current year restructuring costs and prior year costs related to acquisition and integration, adjusted gross margin was 39.0%, up 150 basis points from the prior year adjusted gross margin of 37.5%, and up 280 basis points from the fourth quarter of fiscal 2022.(1)

First Quarter
Gross margin - FY'22 Reported	36.8%
Prior year impact of Acquisition and integration costs	0.7%
Gross margin - FY'22 Adjusted(1)	37.5%
Pricing	5.5%
Project Momentum continuous improvement initiatives	0.8%
Mix impact	0.3%
Product cost impacts	(4.2)%
Currency impact and other	(0.9)%
Gross margin - FY'23 Reported and Adjusted(1)	39.0%

The Gross margin increase was largely driven by the continued benefit of the pricing initiatives and Project Momentum savings of $6.5 million as well as the positive impact from exiting lower margin businesses. These benefits were partially offset by higher operating costs, including material and ocean freight costs, consistent with ongoing inflationary trends, as well as adverse currency impacts.

Selling, General and Administrative Expense (SG&A)

SG&A, excluding restructuring costs, for the first quarter was 14.9% of Net sales, or $114.1 million, compared to 13.2%, or $111.6 million in the prior year excluding acquisition and integration costs and acquisition earn out. The year-over-year increase was primarily driven by higher stock compensation amortization, factoring fees and increased depreciation expense from our digital transformation initiatives. These increases were partially offset by Project Momentum savings and favorable currency impacts.(1)

Advertising and Promotion Expense (A&P)

A&P was 7.0% of net sales for the first fiscal quarter, compared to 6.1% in the prior year or a $1.7 million increase due to planned brand support during the holiday season.

Earnings Per Share and Adjusted EBITDA	First Quarter
(In millions, except per share data)	2023	2022
Net earnings	$49.0	$60.0
Diluted net earnings per common share	$0.68	$0.83

Adjusted net earnings(1)	$51.8	$73.8
Adjusted diluted net earnings per common share(1)	$0.72	$1.03
Adjusted EBITDA(1)	$145.6	$161.8

Currency neutral Adjusted diluted net earnings per common share(1)	$0.83
Currency neutral Adjusted EBITDA(1)	$155.6

The changes in operating results for the quarter reflect the decline in organic net sales, increased A&P and SG&A spending and adverse currency movements. These declines were partially offset by Project Momentum savings.

Reported and Adjusted earnings per share were also impacted by the increase of interest expense due to higher interest rates compared to prior year.

Capital Allocation

•Dividend payments in the quarter of approximately $21.8 million, or $0.30 per common share.

•Operating cash flow for the first fiscal quarter was $161.0 million, and free cash flow was $152.2 million, or approximately 20% of Net sales.

•Debt pay down in the quarter was $55.7 million and net debt decreased by $74.2 million. Net debt to Adjusted EBITDA was 5.9 times as of December 31, 2022.

•Subsequent to quarter end, the Company paid down an additional $53 million of term loan debt.

Financial Outlook and Assumptions for Fiscal Year 2023(1)

We are maintaining our previously communicated full year outlook, with organic revenue expected to increase low single digits, Adjusted EBITDA in the range of $585 million to $615 million, and Adjusted earnings per share in the range of $3.00 to $3.30. We still expect low single digit declines for reported revenues with currency headwinds of approximately $50 million and anticipate negative currency headwinds on pre-tax earnings of approximately $20 million and $0.23 per share, based on current rates.

Project Momentum remains on track with approximately $7 million of savings delivered in the current quarter and total project savings of $30 million to $40 million anticipated for the full year. Total one-time project expenses for the current year are expected to be in the range of $25 million to $35 million and capital expenditures for the program this year are expected to be $15 million to $20 million, which is largely incorporated into our annual capital budget expectations of 2% of net sales. We remain on track to deliver our previously reported total savings and one-time costs over the life of the program.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on first fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/v7JdNxj2eA9

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "will," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•Global economic and financial market conditions, including the conditions resulting from the COVID-19 pandemic, and actions taken by our customers, suppliers, other business partners and governments in markets in which we compete might materially and negatively impact us.
•Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•We must successfully manage the demand, supply, and operational challenges brought about by the COVID-19 pandemic and any other disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.

•Loss of any of our principal customers could significantly decrease our sales and profitability.
•Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•We are subject to risks related to our international operations, including currency fluctuations, which could adversely affect our results of operations.
•If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•Changes in production costs, including raw material prices and transportation costs, from inflation or otherwise, have adversely affected, and in the future could erode, our profit margins and negatively impact operating results.
•Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•The Company's future results may be affected by its operational execution, including scenarios where the Company generates fewer productivity improvements than estimated.
•If our goodwill and indefinite-lived intangible assets become impaired, we will be required to record impairment charges, which may be significant.
•A failure of a key information technology system could adversely impact our ability to conduct business.
•We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•We have significant debt obligations that could adversely affect our business and our ability to meet our obligations.
•If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•Our business involves the potential for product liability claims, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•Our business is subject to increasing government regulations in both the U.S. and abroad that could impose material costs.
•Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on environmental, social and governance (ESG) issues, including those related to sustainability and climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 15, 2022.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended December 31,
	2022	2021
Net sales	$765.1	$846.3
Cost of products sold (1)	466.8	534.7
Gross profit	298.3	311.6
Selling, general and administrative expense (1)	120.4	122.1
Advertising and sales promotion expense	53.4	51.7
Research and development expense (1)	7.6	8.9
Amortization of intangible assets	16.0	15.2
Interest expense	42.9	37.0
Gain on extinguishment of debt (2)	(2.9)	—
Other items, net	(1.4)	0.2
Earnings before income taxes	62.3	76.5
Income tax provision	13.3	16.5
Net earnings	49.0	60.0
Mandatory preferred stock dividends (3)	—	(4.0)
Net earnings attributable to common shareholders	$49.0	$56.0

Basic net earnings per common share	$0.69	$0.84
Diluted net earnings per common share (3)	$0.68	$0.83

Weighted average shares of common stock - Basic	71.4	66.8
Weighted average shares of common stock - Diluted (3)	72.2	67.1

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the Project Momentum restructuring costs and Acquisition and integration related costs included within these lines.

(2) The Gain on the extinguishment of debt for the quarter ended December 31, 2022 relates to the repurchase of outstanding Senior Notes at a discount and repayment of term loan.

(3) For the quarter ended December 31, 2021, the assumed conversion of the mandatory convertible preferred stock (MCPS) is not dilutive and the mandatory preferred stock dividends are included in the dilution calculation. The Company no longer has any MCPS outstanding in fiscal 2023.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2022	September 30, 2022
Current assets
Cash and cash equivalents	$280.3	$205.3
Trade receivables	364.3	421.7
Inventories	754.7	771.6
Other current assets	202.6	191.4
Total current assets	$1,601.9	$1,590.0
Property, plant and equipment, net	354.1	362.1
Operating lease assets	102.6	100.1
Goodwill	1,016.1	1,003.1
Other intangible assets, net	1,281.8	1,295.8
Deferred tax asset	62.4	61.8
Other assets	159.0	159.2
Total assets	$4,577.9	$4,572.1

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$12.0	$12.0
Current portion of capital leases	0.4	0.4
Notes payable	—	6.4
Accounts payable	352.7	329.4
Current operating lease liabilities	16.1	15.8
Other current liabilities	315.8	333.9
Total current liabilities	$697.0	$697.9
Long-term debt	3,506.6	3,499.4
Operating lease liabilities	90.4	88.2
Deferred tax liability	16.3	17.9
Other liabilities	136.8	138.1
Total liabilities	$4,447.1	$4,441.5
Shareholders' equity
Common stock	0.8	0.8
Additional paid-in capital	802.9	828.7
Retained losses	(256.0)	(304.7)
Treasury stock	(242.0)	(248.9)
Accumulated other comprehensive loss	(174.9)	(145.3)
Total shareholders' equity	$130.8	$130.6
Total liabilities and shareholders' equity	$4,577.9	$4,572.1

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2022	2021
Cash Flow from Operating Activities
Net earnings	$49.0	$60.0
Non-cash integration and restructuring charges	—	3.0
Depreciation and amortization	32.1	29.4
Deferred income taxes	0.9	—
Share-based compensation expense	4.6	1.3
Gain on extinguishment of debt	(2.9)	—
Non-cash items included in income, net	3.4	5.5
Other, net	0.8	(0.3)
Changes in current assets and liabilities used in operations	73.1	(153.5)
Net cash from/(used by) operating activities	161.0	(54.6)

Cash Flow from Investing Activities
Capital expenditures	(9.5)	(24.4)
Proceeds from sale of assets	0.7	—
Acquisitions, net of cash acquired and working capital settlements	—	0.4
Net cash used by investing activities	(8.8)	(24.0)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(49.8)	(3.6)
Net (decrease)/increase in debt with original maturities of 90 days or less	(5.9)	94.2
Debt issuance costs	—	(2.5)
Dividends paid on common stock	(21.8)	(20.5)
Dividends paid on mandatory convertible preferred stock	—	(4.0)
Taxes paid for withheld share-based payments	(1.9)	(2.2)
Net cash (used by)/from financing activities	(79.4)	61.4

Effect of exchange rate changes on cash	2.2	(0.5)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	75.0	(17.7)
Cash, cash equivalents, and restricted cash, beginning of period	205.3	238.9
Cash, cash equivalents, and restricted cash, end of period	$280.3	$221.2

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2022
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as restructuring charges, acquisition and integration costs, an acquisition earn out and the gain on extinguishment of debt. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, interest expense, gain on extinguishment of debt, other items, net, the charges related to acquisition and integration costs, restructuring costs, and an acquisition earn out have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Common Share (EPS). These measures exclude the impact of the costs related to acquisition and integration, restructuring costs, an acquisition earn out and the gain on extinguishment of debt.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration costs, restructuring costs, an acquisition earn out and the gain on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the change in Russia and Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Change in Russia Operations. The Company exited the Russian market in the second quarter of fiscal 2022 due to the increased global and economic and political uncertainty resulting from the ongoing conflict between Russia and Ukraine. This adjusts for the change in Russian sales and segment profit from the prior year post exit.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes hyper-inflationary markets.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted SG&A as percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and an acquisition earn out.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, the gain on extinguishment of debt, depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, restructuring costs, acquisition earn out, and share-based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales.

Net Debt. Net Debt is defined as total Company debt, less cash and cash equivalents.

Currency-neutral. Currency-neutral excludes the Impact of currency as defined above on key measures. Hyper inflationary markets are excluded from this calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Currency Neutral Results
For the Quarter Ended December 31, 2022
(In millions, except per share data - Unaudited)

	For the Quarter Ended			Prior Quarter ended
	December 31, 2022				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	December 31, 2021	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net earnings per common share	$0.68	$(0.11)	$0.79	$0.83	(18.1)%	(4.8)%
Net Earnings	$49.0	$(7.9)	$56.9	$60.0	(18.3)%	(5.2)%

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$0.72	$(0.11)	$0.83	$1.03	(30.1)%	(19.4)%
Adjusted EBITDA	$145.6	$(10.0)	$155.6	$161.8	(10.0)%	(3.8)%

(1) The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes hyper-inflationary markets.

(2) See supplemental schedules - Non-GAAP Reconciliations for full reconciliations of the Company's non-GAAP adjusted amounts.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information
For the Quarter Ended December 31, 2022
(In millions - Unaudited)

Operations for Energizer are managed via two product segments: Batteries & Lights and Auto Care. Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and may not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes for the quarters ended December 31, 2022 and 2021, respectively, are presented below:

	Quarters Ended December 31,
	2022	2021
Net Sales
Batteries & Lights	$671.6	$740.2
Auto Care	93.5	106.1
Total net sales	$765.1	$846.3
Segment Profit
Batteries & Lights	138.3	168.4
Auto Care	10.6	(0.2)
Total segment profit	$148.9	$168.2
General corporate and other expenses (1)	(25.4)	(21.7)
Amortization of intangible assets	(16.0)	(15.2)
Project Momentum restructuring costs (2)	(6.6)	—
Acquisition and integration costs (2)	—	(16.5)
Acquisition earn out (3)	—	(1.1)
Interest expense	(42.9)	(37.0)
Gain on extinguishment of debt (4)	2.9	—
Other items, net	1.4	(0.2)
Total earnings before income taxes	$62.3	$76.5
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) This represents the earn out achieved through December 31, 2021 under the incentive agreements entered into with the fiscal 2021 acquisition of a formulations company, and is recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(4) The Gain on the extinguishment of debt for the quarter ended December 31, 2022 relates to the repurchase of outstanding Senior Notes at a discount and repayment of term loan.

Supplemental segment information is presented below for depreciation and amortization:

	Quarters Ended December 31,
Depreciation and amortization	2022	2021
Batteries & Lights	$13.4	$12.2
Auto Care	2.7	2.0
Total segment depreciation and amortization	$16.1	$14.2
Amortization of intangible assets	16.0	15.2
Total depreciation and amortization	$32.1	$29.4

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2022
(In millions, except per share data - Unaudited)

	For the Quarters Ended December 31,
	2022	2021
Net earnings attributable to common shareholders	$49.0	$56.0
Mandatory preferred stock dividends	—	(4.0)
Net earnings	49.0	60.0
Pre-tax adjustments
Project Momentum restructuring costs (1)	6.6	—
Acquisition and integration (1)	—	16.5
Acquisition earn out	—	1.1
Gain on extinguishment of debt	(2.9)	—
Total adjustments, pre-tax	$3.7	$17.6
Total adjustments, after tax	$2.8	$13.8
Adjusted net earnings (2)	$51.8	$73.8
Mandatory preferred stock dividends	—	(4.0)
Adjusted net earnings attributable to common shareholders	$51.8	$69.8

Diluted net earnings per common share	$0.68	$0.83
Adjustments
Project Momentum restructuring costs (1)	0.07	—
Acquisition and integration	—	0.18
Acquisition earn out	—	0.01
Gain on extinguishment of debt	(0.03)	—
Impact for diluted share calculation (3)	—	0.01
Adjusted diluted net earnings per diluted common share (3)	$0.72	$1.03
Weighted average shares of common stock - Diluted	72.2	67.1
Adjusted Weighted average shares of common stock - Diluted (3)	72.2	71.8

(1) See Supplemental Schedules - Non-GAAP Reconciliations for the line items where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.

(2) The effective tax rate for the Adjusted - Non-GAAP Earnings and Diluted EPS for the quarters ended December 31, 2022 and 2021 was 21.5% and 21.6%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(3) For the quarter ended December 31, 2021, the Adjusted diluted net earnings per common share and Weighted average shares of common stock - Diluted is assuming the conversion of the preferred shares, as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been excluded from the Adjusted net earnings.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter Ended December 31, 2022
(In millions - Unaudited)

Net sales	Q1'23	% Chg
Batteries & Lights
Net sales - prior year	$740.2
Organic	(34.8)	(4.7)%
Change in Argentina	1.3	0.2%
Change in Russia	(7.3)	(1.0)%
Impact of currency	(27.8)	(3.8)%
Net sales - current year	$671.6	(9.3)%

Auto Care
Net sales - prior year	$106.1
Organic	(10.8)	(10.2)%
Change in Russia	(0.2)	(0.2)%
Impact of currency	(1.6)	(1.5)%
Net sales - current year	$93.5	(11.9)%

Total Net Sales
Net sales - prior year	$846.3
Organic	(45.6)	(5.4)%
Change in Argentina	1.3	0.2%
Change in Russia	(7.5)	(0.9)%
Impact of currency	(29.4)	(3.5)%
Net sales - current year	$765.1	(9.6)%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter Ended December 31, 2022
(In millions - Unaudited)

Segment profit	Q1'23	% Chg
Batteries & Lights
Segment profit - prior year	$168.4
Organic	(15.6)	(9.3)%
Change in Russia	(0.6)	(0.4)%
Impact of currency	(13.9)	(8.2)%
Segment profit - current year	$138.3	(17.9)%

Auto Care
Segment profit/(loss) - prior year	$(0.2)
Organic	12.3	NM *
Change in Argentina	(0.1)	NM *
Impact of currency	(1.4)	NM *
Segment profit - current year	$10.6	NM *

Total Segment Profit
Segment profit - prior year	$168.2
Organic	(3.3)	(2.0)%
Change in Argentina	(0.1)	(0.1)%
Change in Russia	(0.6)	(0.4)%
Impact of currency	(15.3)	(9.0)%
Segment profit - current year	$148.9	(11.5)%

NM - These percentage calculations are not meaningful.

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2022
(In millions - Unaudited)

Gross profit	Q1'23	Q1'22
Net sales	$765.1	$846.3
Reported Cost of products sold	466.8	534.7
Gross profit	$298.3	$311.6
Gross margin	39.0%	36.8%
Project Momentum restructuring costs	0.3	—
Acquisition and integration costs	—	6.0
Cost of products sold - adjusted	466.5	528.7
Adjusted Gross profit	$298.6	$317.6
Adjusted Gross margin	39.0%	37.5%

SG&A	Q1'23	Q1'22
Reported SG&A	$120.4	$122.1
Reported SG&A % of Net sales	15.7%	14.4%
Segment SG&A	$88.7	$89.9
Corporate SG&A	25.4	21.7
Adjustments
Project Momentum restructuring costs	6.3	—
Acquisition and integration costs	—	9.4
Acquisition earn out	—	1.1
SG&A Adjusted - subtotal	$114.1	$111.6
SG&A Adjusted % of Net sales	14.9%	13.2%

Other items, net	Q1'23	Q1'22
Interest income	$(0.2)	$(0.2)
Foreign currency exchange (gain)/loss	(1.0)	1.3
Pension cost/(benefit) other than service costs	0.7	(1.1)
Other	(0.9)	0.2
Total Other items, net	(1.4)	$0.2

Acquisition and integration	Q1'23	Q1'22
Cost of products sold	$—	$6.0
SG&A	—	9.4
Research and development	—	1.1
Acquisition and integration related items	$—	$16.5

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter Ended December 31, 2022
(In millions - Unaudited)

	Q1'23	Q4'22	Q3'22	Q2'22	LTM 12/31/22 (1)	Q1'22
Net earnings/(loss)	$49.0	$(362.9)	$52.4	$19.0	$(242.5)	$60.0
Income tax provision/(benefit)	13.3	(112.2)	12.7	9.0	(77.2)	16.5
Earnings/(loss) before income taxes	62.3	(475.1)	65.1	28.0	(319.7)	76.5
Interest expense	42.9	42.0	41.1	38.3	164.3	37.0
Gain on extinguishment of debt	(2.9)	—	—	—	(2.9)	—
Depreciation & Amortization	32.1	32.6	30.4	29.2	124.3	29.4
EBITDA	$134.4	$(400.5)	$136.6	$95.5	$(34.0)	$142.9
Adjustments:
Project Momentum restructuring costs	6.6	0.9	—	—	7.5	—
Acquisition and integration costs	—	—	—	—	—	16.5
Exit of Russian market	—	0.6	—	14.0	14.6	—
Gain on finance lease termination	—	—	(4.5)	—	(4.5)	—
Brazil flood damage, net of insurance proceeds	—	(0.2)	9.9	—	9.7	—
Acquisition earn out	—	—	—	—	—	1.1
Impairment of goodwill & intangible assets	—	541.9	—	—	541.9	—
Share-based payments	4.6	3.3	3.5	5.1	16.5	1.3
Adjusted EBITDA	$145.6	$146.0	$145.5	$114.6	$551.7	$161.8
(1) LTM defined as the latest 12 months for the period ending December 31, 2022.

Free Cash Flow	12/31/2022
Net cash from operating activities	$161.0
Capital expenditures	(9.5)
Proceeds from sale of assets	0.7
Free Cash Flow for the three months ended December 31, 2022	$152.2

Net Debt	12/31/2022	9/30/2022
Current maturities of long-term debt	$12.0	$12.0
Current portion of finance leases	0.4	0.4
Notes payable	—	6.4
Long-term debt	3,506.6	3,499.4
Total debt per the balance sheet	$3,519.0	$3,518.2
Cash and cash equivalents	280.3	205.3
Net Debt	$3,238.7	$3,312.9

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2023 Outlook
(In millions - Unaudited)

Fiscal Year 2023 Outlook Reconciliation - Adjusted earnings and diluted net earnings per common share -(EPS)
(in millions, except per share data)	Adjusted Net earnings			Adjusted EPS
Fiscal Year 2023 - GAAP Outlook	$192	to	$222	$2.66	to	$3.07
Impacts:
Project Momentum restructuring costs	27	to	19	0.37	to	0.26
Gain on extinguishment of debt	(2)		(2)	(0.03)	to	(0.03)
Fiscal Year 2023 - Adjusted Outlook	$217	to	$239	$3.00	to	$3.30

Fiscal Year 2023 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$192	to	$222
Income tax provision	32	to	61
Earnings before income taxes	$224	to	$283
Interest expense	172	to	168
Gain on extinguishment of debt	(3)	to	(3)
Amortization	62	to	58
Depreciation	70	to	64
EBITDA	$525	to	$570

Adjustments:
Project Momentum restructuring costs	35	to	25
Share-based payments	25	to	20
Adjusted EBITDA	$585	to	$615